                 Exhibit 99.1

CONTACT:   Thor Erickson - Investor Relations
  +1 (678) 260-3110

   Fred Roselli - Media Relations
  +1 (678) 260-3421

   Lauren Sayeski – European Media Relations
   + 44 (0)1895 844 300

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES, INC.
TO INCREASE QUARTERLY DIVIDEND

ATLANTA, February 07, 2012 – The Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) Board of Directors today authorized an increase in the company’s quarterly dividend to 16 cents per common share, an increase of 23 percent. The dividend is payable March 22, 2012 to shareowners of record on March 9, 2012.

“This is the fifth consecutive year in which Coca-Cola Enterprises has increased its dividend,” said John F. Brock, chairman and chief executive officer. “These annual increases in our dividend, combined with share repurchase efforts, clearly demonstrate our strong commitment to driving shareowner value and creating increasing shareowner returns,” Mr. Brock said.

The company also said it completed a $1 billion share repurchase program in December, and initiated a second $1 billion program earlier this year.

Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and one of the world’s largest Coca-Cola bottlers.  CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden.  For more information about our company, please visit our website at www.cokecce.com.

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